Exhibit 99.1

3DIcon Announces the Signing of Exclusive Licensing Agreement Between its Merger Partner, Coretec Industries LLC, and NDSU Research Foundation

Licensing agreement provides Coretec and 3DIcon access to IP portfolio of silicon-based materials technology for development and commercialization

Tulsa, OK – June 29, 2016 – 3DIcon Corporation (OTC Pink: TDCP), a developer of 3D volumetric display technologies, announced today that Coretec Industries LLC (Coretec) has signed an exclusive licensing agreement with the NDSU Research Foundation (NDSU/RF) for the development and commercialization of an IP portfolio of silicon-based materials technology. The signing of this Agreement was one of the principal conditions to the closing of the 3DIcon – Coretec Merger, scheduled to close on or before July 15, 2016, after which Coretec will be wholly-owned by 3DIcon.

Coretec will fund a team of scientists, led by Dr. Phil Boudjouk under a Sponsored Research Agreement (SRA) at North Dakota State University (NDSU), entered into in 2015, to support further development and commercialization of the technology within the growing markets of energy storage, solar power, microelectronics, and printable electronics. The exclusive licensing agreement, with the NDSU Research Foundation, provides access to 11 existing and 3 pending patents representing the global intellectual property around this silicon-based technology for these markets. In addition, Coretec has an option to acquire the exclusive licensing rights to an additional 16 patents within the next 18 months.

With the licensing agreement in place, Coretec seeks to establish joint development agreements with strategic partners utilizing the portfolio of silicon-based materials for application in the high growth markets identified. Doing so will not only validate the technology and its functionality within industry sectors, but provide the opportunity for creating near term revenue. An agreement is being negotiated with one such strategic partner and is expected to be completed by the end of July. That agreement is expected to start generating revenue beginning in early 2017.

“We are excited to have this licensing agreement in place and to continue working with Dr. Boudjouk and his terrific team at NDSU,” said Simon Calton, co-founder of Coretec. “While there is vast potential in terms of applications of the technology, our initial focus will be on energy storage, solar, microelectronics, and printable electronics, as we seek to generate immediate revenue for the company and build long term partnerships with manufacturers.”

“Licensing of this significant portfolio of silicon-based technologies, developed after years of research at NDSU, represents a great opportunity for these technologies to be further developed and commercialized for a number of different industry applications,” said Dale Zetocha, Executive Director of the NDSU Research Foundation. “In addition, licensing of these technologies to Coretec further supports technology-led research and economic development in North Dakota.”

“We are pleased with the completion of the licensing agreement, as it was one of the conditions for the closing of our proposed merger with Coretec Industries, and will bring forward new revenue opportunities for our company within emerging markets as we continue to develop and commercialize these technologies,” said Victor Keen, Chairman of 3DIcon.

6804 South Canton Ave, Suite 150
Tulsa, OK 74136-3416

About 3DIcon Corporation

3DIcon Corporation (the "Company", "3DIcon", "we", "us" or "our") is a developer of 3D display technologies. The Company's patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo/baggage/people scan visualization.

About the NDSU Research Foundation

The NDSU Research Foundation is an independent, not-for-profit organization that supports NDSU in achieving its instructional, research, public service, and academic goals (Driving University Innovation). The NDSU Research Foundation was developed to provide private support for the University by protecting, adding value to, and commercializing intellectual property developed through research activities at the university. By commercializing intellectual property through licensing, the NDSU Research Foundation is able create resources that are returned to the individual inventors and to NDSU to promote continued research. www.ndsuresearchfoundation.org

About NDSU

NDSU, Fargo, North Dakota, USA.

North Dakota State University is a student-focused, land-grant, research university — an economic engine that educates students, conducts primary research, creates new knowledge and advances technology.  NDSU is a major research university of 14,516 students.  The university’s researchers are leaders in areas such as nanotechnology, microelectronics, polymers, food safety, plant science, vaccinology, biotechnology, robotics and materials science.

NDSU is listed at 84 among 402 public universities based on NDSU’s research expenditures reported to the National Science Foundation. In addition, NDSU is listed in the National Science Foundation’s top 100 in several areas, including: agricultural sciences, social sciences, physical sciences, chemistry, psychology and computer sciences.

Company contact:
3DIcon Corporation
Judy Keating
918-494-0509

Source: 3DIcon Corporation

Press contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

6804 South Canton Ave, Suite 150
Tulsa, OK 74136-3416